Exhibit 99.(a)(vii)

AIG SERIES TRUST (the “Trust”)

Amended and Restated

Schedule A

to the

Declaration of Trust

WHEREAS, the Board of Trustees (“Trustees”) of the Trust have established a trust for the investment and reinvestment of funds contributed thereto;

WHEREAS, the Trustees divided the beneficial interest in the trust assets into transferable shares of beneficial interest and divided such shares of beneficial interest into separate Series;

WHEREAS, the Trustees desire to terminate two separate Series of the Trust, the Short Horizon Income Fund and the 2010 High Watermark Fund, and the Classes of Shares thereof, which were liquidated on October 22, 2007 and April 21, 2008, respectively;

WHEREAS, the Trustees desire to create a new Series of the Trust, the AIG SunAmerica Alternative Strategies Fund, and designate new Classes of Shares thereof;

NOW, THEREFORE, in consideration of the foregoing, the undersigned, being all of the Trustees of the Trust and acting in accordance with Article VIII, Section 3 and Article III, Section 6 of the Declaration of Trust, hereby amend and restate Schedule A of the Declaration of Trust as follows:

Series	Classes

2015 High Watermark Fund	Class A
Class C
Class I

2020 High Watermark Fund	Class A
Class C
Class I

2025 High Watermark Fund	Class A
Class C
Class I

AIG SunAmerica Alternative Strategies Fund	Class A
Class C
Class W

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 3rd day of June, 2008.

Jeffrey S. Burum, as Trustee	Judith L. Craven, as Trustee

William F. Devin, as Trustee	Samuel M. Eisenstat, as Trustee

Stephen J. Gutman, as Trustee	Peter A. Harbeck, as Trustee

William J. Shea, as Trustee